UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SOLLENSYS, CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	80-0651816
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

2475 Palm Bay Road NE, Suite 120

Palm Bay, Florida 32905

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.001 par value per share	OTC Market Group LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-140645

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, $0.001 par value

Item 1. Description of Registrant’s Securities to be Registered.

General Background

Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.001 per share and 25,000,000 shares of Preferred Stock, $0.001 par value per share. As of the date of this Form 8-A, there are 104,925,598 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for actions to be taken by shareholders. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Preferred Stock

The Company’s Board of Directors is authorized to establish, from the authorized shares of preferred stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of preferred stock, which shall have voting powers, preferences, participating, optional or other special rights, qualifications and limitations or restrictions as adopted by the Board of Directors prior to the issuance of any such preferred shares.

The voting rights of the holders of the preferred stock are identical to the voting rights of the holders of the Common Stock, and the preferred shareholders will vote together with the common shareholders on all matters submitted to the shareholders of the Company for a vote.

The Company has not declared any dividends since inception and does not anticipate paying any dividends in the foreseeable future on its Common Stock. The payment of dividends is within the discretion of the Board of Directors and will depend on the Company’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company’s ability to pay dividends on its Common Stock other than those generally imposed by applicable state law.

Our Bylaws may be altered or repealed at any annual meeting or special meeting of the shareholders by the affirmative vote of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, or by the affirmative vote of a majority of the Board at any regular meeting or special meeting of the Board. Allowing the Board to amend our Bylaws without stockholder approval enhances Board control over our Bylaws.

The foregoing descriptions of the Common and Preferred Stock do not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation and Bylaws of Sollensys, Corp., which are filed as Exhibits and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are included herewith:

2.1	Amended and Restated Bylaws of Sollensys Corp. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 11, 2020).
2.2	Certificate of Amendment filed with the Secretary of State of Nevada on October 14, 2020 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Commission on October 19, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 24, 2022	Sollensys, Corp.

	By:	/s/ Donald Beavers
	Name:	Donald Beavers
	Title:	Chief Executive Officer

Signature to Form 8-A

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